UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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CytRx Corporation

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***SPECIAL MEETING OF CYTRX SHAREHOLDERS – YOUR VOTE IS IMPORTANT***

August 16, 2021

Dear Fellow Shareholder:

CytRx Corporation (“CytRx” or the “Company”) is focused on maintaining a stable capital position as it works to realize the potential of its diverse pipeline. In order to allow CytRx to benefit from prospective developments associated with our licensed drugs, the Company recently took steps to obtain valuable financial stability by entering into a securities purchase agreement (the “Agreement”) with a healthcare-focused institutional investor (the “Investor”), Armistice Capital, LLC. The Board of Directors and management team firmly believe that raising new capital via the Agreement was in the best interests of all of the Company’s stockholders.

On September 23, 2021, CytRx will hold an important special meeting of shareholders. CytRx is asking stockholders to approve an amendment (the “Amendment”) to our certificate of incorporation to increase our outstanding shares of common stock from 41,666,666 shares to 62,393,940 shares, and to make a corresponding change to the number of authorized shares of capital stock (the “Authorized Share Increase Proposal”), in order to comply with the Company’s contractual obligations under the Agreement entered into on July 13, 2021. CytRx is not seeking to increase the authorized shares beyond what is contemplated in the Agreement.

CYTRX MAY RECEIVE UP TO $20M UNDER THE TERMS OF THE AGREEMENT

Under the terms of the Agreement, CytRx sold 2,000,000 shares of its common stock at a purchase price of $0.88 per share, the closing market price that day. Total gross proceeds were approximately $1.76 million in a registered direct offering. CytRx also issued 8,240 shares of Series C 10.00% Convertible Preferred Stock (the “Preferred Stock”) at a purchase price of $1,000 per share for total gross proceeds of approximately $8.24 million, in a concurrent private placement. The total gross proceeds received by CytRx was $10 million. The shares of the Preferred Stock are convertible, upon shareholder approval of the Authorized Share Increase Proposal, into an aggregate of up to 9,363,637 shares of common stock at a conversion price of $0.88 per share. The Preferred Stock includes beneficial ownership limitations that preclude conversion that would result in the Investor owning in excess of 9.99% of CytRx common stock.

CytRx also issued to Armistice Capital, LLC an unregistered preferred investment option that allows for the purchase of up to 11,363,637 shares of common stock for additional gross proceeds of approximately $10 million if the Investment Option is exercised in full.

UNDER THE AGREEMENT CYTRX WILL BE REQUIRED TO PAY THE PURCHASER PARTIAL LIQUIDATED DAMAGES IF SHAREHOLDERS DO NOT APPROVE THE AUTHORIZED SHARE INCREASE PROPOSAL

If the Amendment is not approved by CytRx’s stockholders, pursuant to the Agreement, we will be required to hold additional stockholder meetings every three months thereafter until such approval is obtained. This would require the Company to spend significant capital on mailings and professional fees every three months, rather than stewarding resources for stockholders.

Moreover, in the event this Amendment is not approved at the Special Meeting on September 23, 2021, we will be obligated to pay the 10% dividend associated with the Preferred Stock that was unable to be converted into common stock. This would be yet another ongoing drain on the Company’s finite resources. Until the Preferred Stock is converted into common stock, the monthly dividend, payable quarterly, would be $68,666. Additionally, as partial liquidated damages and not as a penalty, we would also have to make separate monthly cash payments equal to the product of 2.0% multiplied by the aggregate subscription amount of $8,240,000 relating to the Preferred Stock paid pursuant to the Agreement (subject to a cap of 24% of such Subscription Amount). Based on our estimates, CytRx could have to make monthly payments equal to $164,800, with a cap equal to $1,977,600, which would be a further drain on the Company’s resources.

PLEASE VOTE NO MATTER HOW MANY OR HOW FEW SHARES OF STOCK YOU OWN

We urge stockholders to read the enclosed definitive proxy statement in its entirety, as it contains important information related to the Special Meeting and the Agreement. Approval of the Authorized Share Increase Proposal requires an affirmative vote from a majority of our outstanding shares as of the record date, which was July 26, 2021. Please vote each and every voting form you receive, as you might own shares in multiple accounts.

If you have any questions or need assistance in voting, please call Saratoga Proxy Consulting LLC at (212) 257-1311 or toll free at (888) 368-0379 or by email at info@saratogaproxy.com.

Thank you for voting.

The Board of Directors of CytRx Corporation